Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Big 5 Sporting Goods Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value	Other	3,300,000	$12.79(2)	$42,190,500.00	0.00011020	$4,649.39
Total Offering Amounts:					$42,190,500.00		$4,649.39
Total Fee Offsets:							$ 0.00
Net Fee Due:							$4,649.39

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the Big 5 Sporting Goods Corporation 2019 Equity Incentive Plan (“Plan”) and which may hereinafter be offered or issued pursuant to the Plan to prevent dilution resulting from adjustments to the outstanding shares of Common Stock of the Registrant, or if the outstanding shares of the Common Stock of the Registrant are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on November 1, 2022.